Exhibit 2.1

[EXECUTION VERSION]

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

ASN TECHNOLOGIES, INC.,

SMSI MERGER SUB, INC.

AND

SENSEONICS, INCORPORATED

Dated as of December 4, 2015

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EXHIBITS

Exhibit A	Certain Definitions

Exhibit B-1	Parent Written Consent

Exhibit B-2	Merger Sub Written Consent

Exhibit B-3	Company Written Consent

Exhibit C	Share Repurchase Agreement

Exhibit D	Spin-Out Agreement

Exhibit E	Line of Credit

Exhibit F	Market Standoff Agreement

Exhibit G	Certificate of Merger

Exhibit H-1	Certificate of Conversion

Exhibit H-2	Articles of Conversion and Plan of Conversion

Exhibit H-3	Parent Certificate of Incorporation

Exhibit I	Allocation Certificate

SCHEDULES

Company Disclosure Schedules

Parent Disclosure Schedules

Schedule 1.6(e)(3)                                              Specified Company Warrants

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, is made and entered into as of December 3, 2015 (this “Agreement”), by and among ASN TECHNOLOGIES, INC. a Nevada corporation (“Parent”), SMSI MERGER SUB, INC., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and SENSEONICS, INCORPORATED, a Delaware corporation (“Company”). Parent, Merger Sub and Company are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS:

A.                                    This Agreement contemplates a merger of Merger Sub with and into Company, with Company remaining as the surviving entity after the merger (the “Merger”), whereby the Company Stockholders will receive Parent Common Stock in exchange for their Company Capital Stock and Company will become a wholly-owned Subsidiary of Parent.

B.                                    The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

C.                                    Pursuant to the terms and conditions of this Agreement, the holders of the outstanding equity interests of Company immediately prior to the Effective Time will own approximately 80%, on a fully diluted basis, of the outstanding equity interests of Parent immediately following the Effective Time, and the holders of the outstanding equity interests of Parent immediately prior to the Merger will own approximately 20%, on a fully diluted basis, of the outstanding equity interests of Parent immediately following the Effective Time.

D.                                    The board of directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement, the change of control of Parent, and the other actions contemplated by this Agreement and has deemed this Agreement and such transactions advisable and (iii) has determined to recommend that the stockholders of Parent vote to approve the Merger and the other transactions (including the issuance of Parent Common Stock) contemplated hereby.

E.                                    The board of directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement and such transactions advisable and (iii) has determined to recommend that its sole stockholder vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

F.                                     The board of directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement and such transactions advisable and (iii) has determined to recommend that the Company Stockholders vote to approve this Agreement, the Merger and the other transactions contemplated hereby.

G.                                   Promptly following the execution and delivery of this Agreement and on the date hereof, Parent will deliver to Company the written consent of the holders of Parent Capital Stock, in the form of

Exhibit B-1 attached hereto (the “Parent Written Consent”), representing a majority of shares of Parent Capital Stock.

H.                                   Promptly following the execution and delivery of this Agreement and on the date hereof, Merger Sub will deliver to Company the written consent of Parent, as sole stockholder of Merger Sub, in the form of Exhibit B-2 attached hereto (the “Merger Sub Written Consent”).

I.                                        Promptly following the execution and delivery of this Agreement and on the date hereof, Company will deliver to Parent the written consent of the Company Stockholders, in the form of Exhibit B-3 attached hereto (the “Company Written Consent”), representing a number of shares of Company Capital Stock necessary for the adoption of this Agreement the approval of the Merger, the other transactions contemplated hereby, the treatment of certain of the Company Warrants and, effective immediately prior to the Effective Time, the conversion of all shares of Company Preferred Stock into shares of Company Common Stock.

J.                                      As a condition to the willingness of, and an inducement to Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, Laura Magrone, who as of the date hereof owns approximately 87% of the issued and outstanding Parent Common Stock, and Parent are entering into a Share Repurchase Agreement, in the form of Exhibit C attached hereto (the “Share Repurchase Agreement”), under which, among other things, Parent will repurchase 119,979,892 of Ms. Magrone’s shares of Parent Common Stock, effective immediately following the Effective Time.

K.                                   As a condition to the willingness of, and an inducement to Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, Daniel Davis and Parent are entering into a Spin-Out Agreement, in the form of Exhibit D attached hereto (the “Spin-Out Agreement”), under which, among other things, Mr. Davis will acquire substantially all of the assets of Parent and will assume all of Parent’s liabilities, in each case, as of and effective immediately following the Effective Time.

L.                                    As a condition to the willingness of, and an inducement to Company to enter into this Agreement, at the Effective Time, Energy Capital, LLC, a Florida limited liability company, and Parent will enter into a Note Purchase Agreement, in the form of Exhibit E attached hereto (the “Line of Credit”), under which, among other things, and subject to the terms and conditions therein, Energy Capital, LLC will provide debt financing of up to $10,000,000 to Parent.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1                               The Merger. Subject to and upon the terms and conditions of this Agreement and Delaware General Corporation Law (“Delaware Law”), Merger Sub will be merged with and into Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub will cease, and Company will continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2                               Closing; Effective Time. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Section 7.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement, the consummation of the Merger (the “Closing”) will be deemed to take place at the offices of Cooley LLP, One Freedom Square, 11951 Freedom Drive, 15th Floor, Reston, VA 20190, at 10:00 a.m. local time no later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition), or at such other time, date and place as Parent and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”. On the Closing Date, the Parties will cause the Merger to be consummated by executing and filing a Certificate of Merger (including the Second Amended and Restated Certificate of Incorporation attached thereto) in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”), in substantially the form of Exhibit G attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger will become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

1.3                               Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub will vest in the Surviving Corporation, all debts, liabilities, obligations and duties of Company and Merger Sub will become the debts, liabilities, obligations and duties of the Surviving Corporation, and the Surviving Corporation will be a wholly-owned Subsidiary of Parent.

1.4                               Certificate of Incorporation; Bylaws. Unless otherwise determined by Parent and Company:

(a)                                 the certificate of incorporation of Company will be amended and restated at the Effective Time as set forth in the Certificate of Merger, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation;

(b)                                 the bylaws of Company will be amended and restated to read in the form of the bylaws of Merger Sub, as in effect on the date hereof and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws; and

(c)                                  prior to the Merger, Parent will (i) convert to a Delaware corporation by filing with the Secretary of State of the State of Delaware a Certificate of Conversion in the form of Exhibit H-1 attached hereto and filing with the Secretary of State of the State of Nevada the Articles of Conversion and Plan of Conversion in the form of Exhibit H-2 attached hereto, and (ii) amend its certificate of incorporation to read in its entirety as set forth on Exhibit H-3 attached hereto.

1.5                               Directors and Officers of the Surviving Corporation. Unless otherwise determined by Parent and Company, the Parties will take all action such that:

(a)                                 the board of directors of the Surviving Corporation immediately after the Effective Time will consist of Timothy Goodnow, until such time as his successors are duly elected or appointed;

(b)                                 the board of directors of Parent immediately after the Effective Time will consist of Stephen DeFalco, Timothy Goodnow, Doug Roeder, Doug Prince, Ed Fiorentino, Justin Klein and Jim Barrett, until such time as their respective successors are duly elected or appointed; and

(c)                                  the officers of Company immediately prior to the Effective Time will be the officers of Parent immediately following the Effective Time, until such time as their respective successors are duly elected or appointed.

1.6                               Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, any stockholder of Company or any other Person:

(a)                                 Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding any shares to be canceled pursuant to Section 1.6(c)) will be converted, subject to Sections 1.6(c), 1.6(g), 1.6(h), 1.7 and 1.8, into and represent the right to receive such number of shares of validly issued, fully paid and nonassessable shares of common stock of Parent, $0.001 par value per share (“Parent Common Stock”), as is equal to the Exchange Ratio (the “Merger Consideration”).

(b)                                 Merger Sub Common Stock. Each share of Merger Sub Common Stock then outstanding will be converted into one share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares will, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(c)                                  Cancellation. Each share of Company Capital Stock held in the treasury of Company and each share of Company Capital Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and extinguished without any conversion thereof and without payment of any consideration therefor and cease to exist.

(d)                                 Company Options. Each Company Option under the Company Option Plan that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 5.10. Prior to the Closing Date, Parent and Company will take all actions necessary to effect the transactions contemplated by this Section 1.6(d), including delivering all notices required thereby. Company shall deliver notice to all holders of Company Options setting forth such holders’ rights pursuant to this Agreement.

(e)                                  Company Warrants.

(1)                                 Subject to Sections 1.6(e)(2) and 1.6(e)(3), each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time will be exchanged for warrants to purchase Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each such exchanged Company Warrant shall be determined by multiplying (A) the number of shares of Company Capital Stock (on an as converted to Company Common Stock basis) that were subject to such Company Warrant, as in effect immediately prior to the

Effective Time, by (B) the Exchange Ratio (and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock); (iii) the per share exercise price for each such exchanged Company Warrant shall be determined by dividing (A) the per share exercise price of the Company Warrant exchanged, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio.

(2)                                 Except with respect to the Specified Company Warrants, the Company Written Consent shall include the consent of holders of Company Warrants representing the requisite holders necessary to approve the treatment of all of the Company Warrants as set forth in Section 1.6(e)(1).

(3)                                 With respect to each Company Warrant set forth on Schedule 1.6(e)(3) (each, a “Specified Company Warrant”), such Specified Company Warrant shall not be exchanged for a warrant to purchase Parent Common Stock in accordance with Section 1.6(e)(1) until such time (but not earlier than the Effective Time) as the holder of such Specified Company Warrant has delivered its written consent to the treatment thereof in accordance with Section 1.6(e)(1).

(4)                                 Prior to the Closing Date, Parent and Company will take all actions necessary to effect the transactions contemplated by this Section 1.6(e), including delivering all notices required thereby.

(f)                                   Allocation Spreadsheet. Prior to the Effective Time, Company will prepare and deliver to Parent a list of (i) the Company Stockholders, holders of Company Options and holders of Company Warrants, and the number of shares of Company Capital Stock held by each Company Stockholder and subject to each Company Option and Company Warrant, in each case, as of immediately prior to the Effective Time, and (ii) the number of shares of Parent Common Stock to be exchanged for each Company Stockholder’s shares of Company Capital Stock and the number of shares of Parent Common Stock to be subject to each option and warrant replacing each Company Option and Company Warrant, as applicable. A copy of such list, which would be accurate if the Closing Date were the date of this Agreement, is attached hereto as Exhibit I.

(g)                                  Adjustments to Exchange Ratio. The Exchange Ratio will be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

(h)                                 Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. All fractional share amounts shall be rounded down to the nearest whole share (based on the total number of shares of Parent Common Stock to be issued to the applicable Company Stockholder). Company Stockholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any such fraction of a share that would have otherwise been issued to such Company Stockholder.

(i)                                     Restrictions. If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Company or under which Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the book-entry representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(j)                                    Legends on Stock Certificates. The certificates representing shares of Parent Common Stock issuable in the Merger hereunder, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (along with any other legends that may be required under applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

1.7                               Dissenting Shares. For purposes of this Agreement, “Dissenting Shares” mean any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a person who has not voted such shares in favor of the adoption of this Agreement and the Merger, has properly demanded appraisal for such shares in accordance with Delaware Law and has not effectively withdrawn or forfeited such demand for appraisal. Notwithstanding anything to the contrary contained herein, Dissenting Shares will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares will be treated as if they had been converted as of the Effective Time into the right to receive the merger consideration set forth in Section 1.6(a). Company will give Parent prompt notice of any demands received by Company for appraisal of shares of Company Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Company. Parent and Company shall jointly participate in all negotiations and proceedings with respect to such demands except as limited by applicable Legal Requirements. Neither Parent nor Company will, except with prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Legal Requirements.

1.8                               Exchange of Certificates.

(a)                                 Exchange Agent. On the Closing Date (or as soon as practicable thereafter), Parent will engage Computershare Trust Company, N.A. to act as exchange agent in connection with the Merger (the “Exchange Agent”) pursuant to an exchange agent agreement satisfactory to Company. As soon as practicable after the Effective Time, Parent will issue and cause to be deposited with the Exchange Agent non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.6(a). The shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)                                 Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates will be effected, and risk of loss and title to Company Stock Certificates will pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.6(a). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate will be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock represented by book-entry equal to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6(a), and (B) the Company Stock Certificate so surrendered will be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate held by a Company Stockholder will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. If any Company Stock Certificate will have been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and, in the Exchange Agent’s discretion, to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)                                  Non-Accredited Investors. Notwithstanding anything to the contrary in this Agreement, any record holder of a Company Stock Certificate at the Effective Time that is unable to deliver an accredited investor certificate certifying such record holder’s status as an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) may receive, at Parent’s election, its portion of the Merger Consideration, otherwise payable hereunder in shares of Parent Common Stock, in cash, in an amount to be determined in good faith by the board of directors of Parent, upon payment of which the shares of Parent Common Stock otherwise deliverable to such holder will be returned by the Exchange Agent to Parent and canceled.

(d)                                 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(e)                                  Transfers of Ownership. If any shares of Parent Common Stock are to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any Person designated by it any transfer or other taxes required by reason of the issuance of the shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f)                                   Unclaimed Portion of the Exchange Fund.

(1)                                 Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 will thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(2)                                 Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(g)                                  Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9                               Stock Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and cease to exist, and all holders of Company Capital Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of Company, except each such holder’s right to receive Merger Consideration; and (b) the stock transfer books of Company will be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and exchanged as provided in Section 1.8.

1.10                        No Further Rights. The Merger Consideration delivered upon the surrender for exchange of Company Capital Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

1.11                        Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations, and intend to file the statement required by Section 1.368-3(a) of the Treasury Regulations.

1.12                        Additional Actions. If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Surviving Corporation and its proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Legal Requirements) to execute and deliver, in the name and on behalf of either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

2.1                               Organization and Qualification. Company is a Delaware corporation duly organized, validly existing and in good standing under the Legal Requirements of Delaware, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Company is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company has no Subsidiaries and does not own any equity interest in any other Person.

2.2                               Capital Structure.

(a)                                 The authorized capital stock of Company consists of 38,000,000 shares of Company Common Stock, of which 928,105 shares are issued and outstanding as of the date of this Agreement, and 30,064,045 shares of preferred stock of the Company, of which 599,997 shares are designated as Series A Convertible Preferred Stock, of which 599,997 shares are issued and outstanding as of the date of this Agreement; of which 1,202,497 shares are designated as Series B Convertible Preferred Stock, of which 1,202,497 shares are issued and outstanding as of the date of this Agreement; of which 2,073,749 shares are designated as Series C Convertible Preferred Stock, of which 2,073,749 shares are issued and outstanding as of the date of this Agreement; of which 22,995,265 shares are designated as Series D Convertible Preferred Stock, of which 19,777,349 shares are issued and outstanding as of the date of this Agreement; and of which 3,192,537 shares are designated as Series E Convertible Preferred Stock, of which 3,192,537 shares are issued and outstanding as of the date of this Agreement. No shares of capital stock are held in Company’s treasury. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

(b)                                 As of the date of this Agreement, Company had reserved an aggregate of 4,849,572 shares of Company Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which options were outstanding for an aggregate of 3,927,745 shares of Company Common Stock, and 2,388,875 shares, net of exercises, were reserved for issuance to holders of warrants to purchase Series D Convertible Preferred Stock upon their exercise.

(c)                                  Part 2.2(c) of the Company Disclosure Schedule lists each holder of Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder, each outstanding Company Option and Company Warrant, the name of the holder of such Company Option or Company Warrant, the number of shares subject to such Company Option or Company Warrant, the exercise price of such Company Option or Company Warrant, the vesting schedule and termination date of such Company Option or Company Warrant and whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any.

(d)                                 Except as set forth on Part 2.2(d) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) there are no outstanding bonds, debentures, notes or other indebtedness of Company having a right to vote on any matters on which the Company Stockholders have a right to vote; and (iii) there is no Contract to which Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock. Except as set forth on Part 2.2(d) of the Company Disclosure Schedule, Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities.

2.3                               Authority; Non-Contravention; Approvals.

(a)                                 Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Written Consent, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to Company Written Consent and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Company Capital Stock outstanding on the applicable record date, and (ii) a majority of the outstanding shares of Company Preferred Stock (voting as a single class) (collectively, the “Company Requisite Vote”) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and all other transaction contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Company Stockholders’ Agent, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b)                                 The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of incorporation or bylaws of Company, (ii) subject to obtaining the Company Written Consent, conflict with or violate any Legal Requirement applicable to Company, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Company or alter the rights or obligations of any third party thereunder, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the assets or properties of Company pursuant to, any Company Contract required to be disclosed on Part 2.15 of the Company Disclosure Schedule, except, for purposes of this clause (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)                                  No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filings contemplated by Section 5.5(a), and (iii) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act.

2.4                               Company Financial Statements; No Undisclosed Liabilities.

(a)                                 Company has made available to Parent (i) the audited financial statements for the years ended December 31, 2014 and 2013, and (ii) the audited financial statements for the nine month period ended September 30, 2015 (collectively, the “Company Financials”). The Company Financials were prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied and in accordance with past practice throughout the periods involved and fairly and accurately present in all material respects the financial position, results of operations and cash flows of Company as of the dates, and for the periods, indicated therein. The balance sheet of Company as of September 30, 2015, is hereinafter referred to as the “Company Balance Sheet.”

(b)                                 Company has no material liabilities, obligations or commitments, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, in each case of the nature that would be required to be reflected in a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Company Financials as of the date of the Company Balance Sheet, and (ii) those which have been incurred in the ordinary course of business since the date of the Company Balance Sheet.

2.5                               Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date of this Agreement, Company has conducted its business only in the ordinary course of business, and there has not been a Company Material Adverse Effect.

2.6                               Taxes.

(a)                                 Each income and other material Tax Return that Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Company have been timely paid, except to the extent such amounts are being contested in good faith by Company or are properly reserved for on the books or records of Company. No extension of time with respect to any date on which a Tax Return was required to be filed by Company is in force (except routine extensions of not more than six months followed by timely filing within the extension period), and no waiver or agreement by or with respect to Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and are reserved against in the Company Financials. No deficiency with respect to

Taxes has been proposed, asserted or assessed in writing against Company which has not been fully paid or adequately reserved or reflected in the Company Financials.

(b)                                 All material Taxes that Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(c)                                  The unpaid Taxes of Company (i) did not, as of December 31, 2014, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the balance sheet of such date contained in the Company Financials, and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since December 31, 2013, Company has not incurred any liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

(d)                                 Company will not be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), or (vi) election under Section 108(i) of the Code.

(e)                                  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by Company with any taxing authority or issued by any taxing authority to Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to Company that are, or if issued would be, binding on Company.

(f)                                   Company is not a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). Company has no liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(g)                                  Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(h)                                 Company does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Company is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes, and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i)                                     Company has not participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(j)                                    Company is not (or has been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(k)                                 Company has no permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country or is otherwise subject to the taxing jurisdiction of a country other than the United States.

(l)                                     Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)                             Company has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

2.7                               Intellectual Property.

(a)                                 Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) Company exclusively owns or possesses, valid, exclusive licenses to, the entire right, title and interest in and to all material IP Rights used by it in its business and (ii) Company owns or possesses, or has the right or license to use, all of the material Intellectual Property used in its business as currently conducted without any violation, misappropriation or infringement of, or other conflict with, the rights of another Person.

(b)                                 Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) there are no pending Legal Proceedings alleging that Company is infringing, misappropriating or otherwise violating any IP Rights of a Person or that seek to limit or challenge the validity, enforceability, ownership or use of any IP Rights owned by Company and used in its business, and (b) Company has not received any written claim from any Person alleging that Company is infringing, misappropriating or otherwise violating any IP Rights of any Person, or that seek to limit or challenge the validity, enforceability, ownership or Company’s use of any IP Rights owned or licensed by Company and used in its business.

2.8                               Compliance with Legal Requirements.

(a)                                 Company has not failed to comply with or is not in conflict with, or in default or in material violation of any Legal Requirement, in each case, except as would not reasonably be expected to result in a Company Material Adverse Effect. No material investigation or review by any Governmental Entity is pending, or to the knowledge of Company, has been threatened, against Company. There is no material judgment, injunction, Order or decree binding upon Company.

(b)                                 Company holds, to the extent required by any applicable Legal Requirement, all permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities which are material and necessary to the operation of the business of Company (collectively, the “Company Permits”). No suspension or cancellation of any such Company Permit is pending or, to the knowledge of Company, threatened. Each such Company Permit is valid and in full force and effect, and Company is in compliance in all material respects with the terms of such Company Permits.

2.9                               Legal Proceedings. Except as would not reasonably be expected to result in a Company Material Adverse Effect, there is no pending Legal Proceeding, and (to the knowledge of Company) no Person has threatened to commence any Legal Proceeding: (a) against or by Company affecting any of its properties or assets; or (b) against or by Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

2.10                        Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Company in connection with the Merger or any of the other transactions contemplated by this Agreement.

2.11                        Employee Benefit Plans.

(a)                                 Part 2.11(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association”, under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Company or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), (collectively, the “Company Employee Plans”).

(b)                                 Each Company Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code). Company and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of Company Employee Plans.

2.12                        Title to Assets; Condition of Equipment. Except as would not reasonably be expected to result in a Company Material Adverse Effect, Company owns, and has good, valid and marketable title to, all tangible assets purported to be owned by it, including, free and clear of any Encumbrances, except for (i) any lien for current taxes not yet due and payable and (ii) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Company.

2.13                        Environmental Matters. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (a) Company is in compliance with all applicable Environmental

Laws, (b) as of the date hereof, no claims are pending or, to the knowledge of Company, threatened against Company alleging a violation of or liability under any Environmental Law, and (c) to the knowledge of Company, no conditions exist at any of Company’s properties that would reasonably be expected to result in the owner or operator thereof incurring any material liability under any Environmental Law. “Environmental Law” means any applicable Legal Requirement relating to the environment, natural resources or human health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; and the Occupational Safety and Health Act, 29 U.S.C. 655 et seq.

2.14                        Labor Matters. Part 2.14 of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of Company along with their position, hire date, current base compensation and 2015 target bonus. Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

2.15                        Company Contracts. Except as set forth in Part 2.15 of the Company Disclosure Schedule, Company is not a party to or bound by any Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K if the Company were the registrant thereunder). Company has made available to Parent an accurate and complete copy of each Contract listed or required to be listed in Part 2.15 of the Company Disclosure Schedule (any such Contract, a “Company Contract”). Neither Company, nor to Company’s knowledge any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (a) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (b) give any Person the right to declare a default in any material respect under any Company Contract; or (c) give any Person the right to cancel, terminate or modify any Company Contract. Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.16                        Insurance. Company maintains insurance policies (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) (the “Insurance Policies”) as are commercially reasonable for companies of the nature of Company. To Company’s knowledge, such Insurance Policies are in full force and effect.

2.17                        Exclusivity of Representations and Warranties; Reliance.

(a)                                 Except as expressly set forth in this Article 2, neither Company nor any Person on behalf of Company has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Company or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)                                 Parent and Merger Sub acknowledge and agree that, except as set forth in Article 2, none of Parent, Merger Sub or any of their agents, employees or representatives is relying on any other representation or warranty of Company or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any of the Parent SEC Documents or other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

3.1                               Organization and Qualification.

(a)                                 Each of the Acquiring Companies is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Legal Requirements of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Acquiring Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary.

(b)                                 Parent does not have, and has never, had any Subsidiaries other than Merger Sub, and Parent does not own, and has never owned, any equity interest in any other Person other than Merger Sub. None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c)                                  Parent has delivered or made available to Company a true and correct copy of the articles of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date, of each of the Acquiring Companies. None of the Acquiring Companies is in violation of any of the provisions of such organizational documents.

3.2                               Capital Structure.

(a)                                 The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock, of which 138,000,000 shares are issued and outstanding as of the close of business on the day prior to the date hereof and 10,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”), of which zero shares are issued and outstanding as of the close of business on the day prior to the date hereof. No shares of capital stock are held in Parent’s treasury. All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(b)                                 Part 3.2(b) of the Parent Disclosure Schedule lists each holder of Parent Capital Stock and the number and type of shares of Parent Capital Stock held by such holder.

(c)                                  The shares of Parent Common Stock issuable as Merger Consideration, upon issuance on the terms and conditions contemplated in this Agreement, would be duly authorized, validly issued, fully paid and non-assessable.

(d)                                 There is no existing option, warrant, call, right or contract to which Parent is a party requiring, and there are no equity interests in Parent outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Parent Capital Stock or other equity securities in Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities in Parent.

(e)                                  (i) None of the outstanding shares of Parent Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Capital Stock are subject to any right of first refusal in favor of Parent; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the stockholders of Parent have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Capital Stock. None of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock or other securities.

3.3                               Authority; Non-Contravention; Approvals.

(a)                                 Parent has the requisite corporate power and authority to enter into this Agreement and, subject to the Parent Written Consent, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the Parent Written Consent, to adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately following the execution hereof, and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Parent Common Stock outstanding on the applicable record date (“Parent Requisite Vote”) is the only vote of the holders of any class or series of Parent Capital Stock necessary to adopt or approve the matters set forth in the Parent Written Consent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Company and the Company Stockholders’ Agent, this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b)                                 Parent’s board of directors, by resolutions duly adopted by the written consent of Parent’s sole director and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of Parent’s stockholders, and (ii) resolved to recommend that Parent’s stockholders approve the Parent Written Consent. The board of directors of Merger Sub, by resolutions duly adopted by the written consent of Merger Sub’s sole director and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has approved and declared advisable this Agreement and the Merger and submitted this Agreement to Parent, as its sole stockholder for adoption thereby. Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of Merger Sub, shall execute a written consent adopting this Agreement.

(c)                                  The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent or Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) subject to obtaining Parent Written Consent and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to Parent or Merger Sub or by which their respective properties are bound or affected, or (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract.

(d)                                 No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of Current Reports on Form 8-K with the SEC within four business days after the execution of this Agreement and the Closing Date, (iv) the filing of an Amended and Restated Charter with the Secretary of State of the State of Nevada, (v) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of the OTCQB Market, and (vi) the filings contemplated by Section 5.5(a).

3.4                               Anti-Takeover Statutes Not Applicable. The board of directors of Parent has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. Sections 78.378 through 78.3793 of Nevada Law are inapplicable to this Agreement and the transactions contemplated hereby.

3.5                               SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a)                                 All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC. As used in this Section 3.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)                                 Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.

(c)                                  The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.

(d)                                 None of the Acquiring Companies has any liabilities (absolute, accrued, contingent or otherwise) of any nature.

(e)                                  None of the Acquiring Companies has any assets, except for the assets described in the Spin-Out Agreement.

(f)                                   For purposes of this Section 3.5, all references to the requirements of the Exchange Act and the rules and regulations of the SEC are deemed to be applicable to Parent to the same extent as if Parent has been subject, at all times subsequent to the effectiveness of Parent’s Registration Statement on Form S-1 (Registration No. 333-198168), to the reporting requirements of Section 15(d) of the Exchange Act, notwithstanding the suspension of Parent’s obligations to file reports pursuant to Section 15(d) of the Exchange Act.

3.6                               Taxes.

(a)                                 Each of the income and other material Tax Returns that any Acquiring Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Parent have been timely paid, except to the extent such amounts are being contested in good faith by Parent or are properly reserved for on the books or records of Parent. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquiring Company is in force (except routine extensions of not more than six months followed by timely filing within the extension period), and no waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against or reflected in the Parent SEC Documents. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent which has not been fully paid or adequately reserved or reflected in the SEC Documents.

(b)                                 All material Taxes that an Acquiring Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(c)                                  The unpaid Taxes of the Acquiring Companies (i) did not, as of December 31, 2014, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the balance sheet of such date contained in the Parent SEC Documents, and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquiring Companies in filing their Tax Returns. Since December 31, 2013, the Acquiring Companies have not incurred any liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

(d)                                 No Acquiring Company will be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), or (vi) election under Section 108(i) of the Code.

(e)                                  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on any Acquiring Company.

(f)                                   No Acquiring Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Acquiring Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(g)                                  No Acquiring Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Parent).

(h)                                 Other than its direct interest in Merger Sub, Parent does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Each Acquiring Company is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes, and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. None of the Acquiring Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i)                                     No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(j)                                    Each Acquiring Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(k)                                 No Acquiring Company has a permanent establishment, as defined in any applicable Tax treaty between the United States and such other country, or is otherwise subject to the taxing jurisdiction of a country other than the United States.

(l)                                     No Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)                             No Acquiring Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. No Acquiring Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

3.7                               Intellectual Property.

(a)                                 (i) The Acquiring Companies exclusively own or possesses, valid, exclusive licenses to, the entire right, title and interest in and to all material IP Rights used by them in their business and (ii) the Acquiring Companies own or possess, or have the right or license to use, all of the material Intellectual Property used in their business as currently conducted without any violation, misappropriation or infringement of, or other conflict with, the rights of another Person.

(b)                                 (i) There are no pending Legal Proceedings alleging that an Acquiring Company is infringing, misappropriating or otherwise violating any IP Rights of a Person or that seek to limit or challenge the validity, enforceability, ownership or use of any IP Rights owned by the Acquiring Companies and used in their business, and (b) the Acquiring Companies have not received any written claim from any Person alleging that they are infringing, misappropriating or otherwise violating any IP Rights of any Person, or that seek to limit or challenge the validity, enforceability, ownership or their use of any IP Rights owned or licensed by them and used in their business.

3.8                               Compliance with Legal Requirements.

(a)                                 Each of the Acquiring Companies has not failed to comply in any material respect with or is not in conflict with, or in default or in material violation of any Legal Requirement, including any applicable Environmental Law. No investigation or review by any Governmental Entity is pending, or to the knowledge of Parent, has been threatened, against any of the Acquiring Companies. There is no judgment, injunction, order or decree binding upon Parent.

(b)                                 Each of the Acquiring Companies holds, to the extent required by any applicable Legal Requirement, all permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities which are necessary to the operation of the business of Company (collectively, the “Parent Permits”). No suspension or cancellation of any such Parent Permit is pending or, to the knowledge of Parent, threatened. Each such Parent Permit is valid and in full force and effect, and each Acquiring Company is in compliance in all material respects with the terms of such Parent Permits.

3.9                               Legal Proceedings; Orders.

(a)                                 There is no pending Legal Proceeding, nor has there ever been any Legal Proceeding, and (to the knowledge of Parent) no Person has ever threatened to commence any Legal Proceeding: (i) against or by any Acquiring Company affecting any of its properties or assets; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.9(a).

(b)                                 There is no Order to which any of the Acquiring Companies, or any of the assets owned or used by any of the Acquiring Companies, is subject. To the knowledge of Parent, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

3.10                        Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by an Acquiring Company in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquiring Companies.

3.11                        Employee Benefit Plans. The Acquiring Companies do not administer, and have never administered, any plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Parent or any ERISA Affiliate of Parent.

3.12                        Labor Matters. None of the Acquiring Companies has any employees. Neither Acquiring Company is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

3.13                        Real Property. The Acquiring Companies do not own or hold, and have never owned or held, any real property or any interest in real property, including any leasehold.

3.14                        Parent Contracts.  No Acquiring Company is a party to or is or has ever been bound by:

(1)                                 any employment agreement or Contract with an independent contractor or consultant (or similar arrangement) which is not cancellable without material penalty or without more than 90 days’ notice;

(2)                                 any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(3)                                 any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between any Acquiring Company and any of its officers or directors;

(4)                                 any Contract limiting or purporting to limit the ability of Parent to compete in any line of business or with any Person or in any geographic area or during any period of time;

(5)                                 any agreement, Contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(6)                                 any mortgages, indentures, loans, credit agreements, security agreements or any other Contract or instrument relating to the borrowing of money or extension of credit;

(7)                                 any Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;

(8)                                 any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(9)                                 any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate; or

(10)                          any Contract that does not allow any Acquiring Company to terminate the Contract for convenience with no more than thirty (30) days’ prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination.

3.15                        Insurance. No Acquiring Party is, or has ever been, a party to any Insurance Policy.

3.16                        Interested Party Transactions. Except as set forth in the SEC Documents, no event has occurred during the past three (3) years that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

3.17                        Disclosure. None of the representations or warranties of Parent contained herein, none of the information contained in the Parent Disclosure Schedule and none of the other information or documents furnished or to be furnished to Company by Parent or pursuant to the terms of this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

3.18                        Shell Company Status; Exchange Act Matters; Emerging Growth Company. Parent is an issuer identified in Rule 144(i)(1) of the Securities Act. Parent does not currently have, and has never had, any class of securities registered under the Exchange Act, nor has Parent ever been required to register a class of securities under the Exchange Act. Parent is an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012. The date of the first sale of common equity securities of Parent pursuant to an effective registration statement under the Securities Act of 1933 occurred on November 20, 2014.

3.19                        Disclosure; Parent Information. The information relating to the Acquiring Companies to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Information Statement will not, on the date the Information Statement is first mailed to Parent stockholders, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Information Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

3.20                        No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations, nor does it have any assets or liabilities, other than in connection with the transactions contemplated hereby.

3.21                        Exclusivity of Representations and Warranties; Reliance.

(a)                                 Except as expressly set forth in this Article 3, no Acquiring Company or any Person on behalf of any Acquiring Company has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of any Acquiring Company or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)                                 Company acknowledges and agrees that, except as set forth in this Article 3, none of Company or any of its agents, employees or representatives is relying on any other representation or warranty of any Acquiring Company or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the transactions contemplated hereby.

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE MERGER

4.1                               Conduct of Company Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective

Time (the “Pre-Closing Period”), Company agrees, except to the extent that Parent consents in writing, which will not be unreasonably withheld, conditioned or delayed, and except to the extent as necessary to effect the transactions contemplated by the Company Written Consent, to carry on its business in the ordinary course of business. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Parent, which will not be unreasonably withheld, conditioned or delayed, Company will not do any of the following:

(a)                                 amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)                                 issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for (i) the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof and (ii) the issuance and sale of shares pursuant to any follow-on offering of Series E Convertible Preferred Stock);

(c)                                  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (other than pursuant to a repurchase right in favor of Company with respect to unvested shares at no more than cost);

(d)                                 incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and (ii) dispositions of obsolete or worthless assets);

(e)                                  accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f)                                   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing;

(g)                                  acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets;

(h)                                 take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(i)                                     make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(j)                                    pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the financial statements of Company, or incurred in the ordinary course of business;

(k)                                 initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (in each case, except in connection with this Agreement); and

(l)                                     take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (k) above.

The parties acknowledge and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company’s operations prior to the Effective Time; (ii) prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations; and (iii) notwithstanding anything contrary set forth in this Agreement, no consent of Parent will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

4.2                               Conduct of Parent Business. During the Pre-Closing Period, Parent agrees, except to the extent that Company consents in writing, which will not be unreasonably withheld, conditioned or delayed, to carry on its business in the ordinary course of business. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Company, which will not be unreasonably withheld, conditioned or delayed, none of the Acquiring Companies will do any of the following:

(a)                                 amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)                                 issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest);

(c)                                  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Capital Stock (except pursuant to the Share Repurchase Agreement);

(d)                                 incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business, (ii) dispositions of obsolete or worthless assets and (iii) pursuant to the Spin-Out Agreement);

(e)                                  accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options;

(f)                                   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing;

(g)                                  (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) enter into or amend any Parent Contract; or (iii) authorize any capital expenditures or purchase of fixed assets;

(h)                                 materially increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee;

(i)                                     take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(j)                                    make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(k)                                 pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Company, or incurred in the ordinary course of business;

(l)                                     enter into any material partnership arrangements, joint development agreements or strategic alliances;

(m)                             initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (in each case, except in connection with this Agreement); or

(n)                                 take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (m) above, or any action which would make any of the representations or warranties of such party contained in this Agreement untrue or incorrect or prevent such party from performing or cause such party not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1                               Company Written Consent; Information Statement.

(a)                                 Within five (5) hours following the execution and delivery of this Agreement, Company shall furnish to Parent an executed copy of the Company Written Consent representing the Company Requisite Vote.

(b)                                 As promptly as practicable following the receipt of the Company Written Consent, Company shall deliver an information statement (the “Information Statement”) to the Company Stockholders, which shall contain, among other things, notice of the Company Written Consent pursuant to Section 228(e) of Delaware Law and applicable notices pursuant to Section 262 of Delaware Law.

(c)                                  In addition, the Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock pursuant to this Agreement and in accordance with Section 5.2(c). Company and Parent shall each use commercially reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and Company agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement.

5.2                               Parent Written Consent; Notice; Private Placement.

(a)                                 Within five (5) hours following the execution and delivery of this Agreement, Parent shall furnish to Company an executed copy of the Parent Written Consent representing the Parent Requisite Vote.

(b)                                 As promptly as practicable following the receipt of the Parent Written Consent and Parent’s conversion to a Delaware corporation in accordance with Section 1.4(c), Parent shall deliver notice thereof (including with respect to appraisal rights in connection with such conversion) in accordance with Nevada Law.

(c)                                  Parent shall use its reasonable best efforts to cause the issuance of Parent Common Stock in the Merger to be exempt from the registration requirements of the Securities Act by reason of Regulation D promulgated under Section 4(a)(2) of the Securities Act or under Section 4(a)(2) of the Securities Act and from the registration requirements of any applicable state securities Legal Requirements and otherwise to comply with all requirements of applicable federal and state securities Legal Requirements.

5.3                               Access to Information; Confidentiality. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Parent will each afford to the officers, employees, accountants, counsel and other Representatives of the other party, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including, without limitation, Tax records) and, during such period, Company and Parent each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request; provided, that each of Company and Parent reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between it and its counsel. Each party will not, and shall cause its Affiliates and Representatives not to, disclose to any third party, and shall keep confidential, such information and any other information in its possession regarding any of the Parties hereto, in each case, except to the extent (a) such information is generally available to the public through no fault of such Party or any of its Representatives or (b) disclosure is required by applicable Legal Requirements.

5.4                               Regulatory Approvals and Related Matters.

(a)                                 As promptly as practicable, each Party will file all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Each of Parent and Company will notify the other party promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such party from, or given by such party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the transactions contemplated by this Agreement. Each of Parent and Company will give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, will keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b)                                 Upon the terms and subject to the conditions set forth in this Agreement and subject to this Section 5.4(b), each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Article 6, consummate the Merger and make effective the other transactions contemplated by this Agreement (provided that no party will be required to waive any of the conditions set forth in Article 6, as applicable, to its obligations to consummate the Merger and the other transactions contemplated by this Agreement).

5.5                               Director Indemnification and Insurance.

(a)                                 From and after the Effective Time, Parent will fulfill and honor in all respects the obligations of Company and Parent which exist prior to the date hereof to indemnify Company’s and Parent’s present and former directors and officers and their heirs, executors and assigns; provided, however, that Company directors and officers which become directors and officers of the Surviving Corporation will enter into the Surviving Corporation’s standard indemnification agreement which will supersede any other contractual rights to indemnification. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company and Parent will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Company or Parent, unless such modification is required by Legal Requirements.

(b)                                 This Section 5.5 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Company, the Surviving Corporation and the parties indemnified hereby (each of whom is an express third-party beneficiary of this Agreement with respect to this Section 5.5), and will be binding on all successors and assigns of the Surviving Corporation.

5.6                               Notification of Certain Matters. To the extent any of the following would reasonably be expected to result in the failure to be satisfied of any condition set forth in Article 6, Company will give prompt notice to Parent, and Parent will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice will not be treated as a breach of covenant for the purposes of Sections 6.2(a) and 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

5.7                               Public Announcements. Parent and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed.

5.8                               Conveyance Taxes. Parent and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

5.9                               Exclusive Dealing. From the date hereof until the Effective Time or termination of this Agreement in accordance with Article 7, neither Parent nor Company shall, nor shall either of them authorize or permit any of its officers, directors, employees, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, take any action to solicit, initiate, knowingly facilitate or encourage the submission of any Acquisition Proposal, engage in any discussions or negotiations with any third party regarding an Acquisition Proposal or enter into any agreement with respect to an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any third party offer or proposal relating to any acquisition or purchase, direct or indirect, whether by way of asset purchase, equity purchase, merger, consolidation, share exchange, business combination or otherwise, of a material portion of the assets of Parent or Company, respectively, or any equity interest in Parent or Company, respectively, or any other transaction the consummation of which would reasonably be expected to frustrate the purposes of, impede, prevent or materially delay the transactions contemplated by this Agreement.

5.10                        Company Options.

(a)                                 At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Option Plan, whether or not vested, will be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Option Plan. All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock.

(b)                                 Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by

Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.10(b) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of Company’s board of directors or any committee thereof with respect to each Company Option assumed by Parent.

(c)                                  Notwithstanding anything to the contrary in this Section 5.10(c), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

(d)                                 Within twenty (20) Business Days after the Effective Time, Parent will deliver to each Person who, immediately prior to the Effective Time, was a holder of a Company Option a document evidencing the foregoing assumption of such option by Parent.

5.11                        Company and Parent Disclosure Schedules. Each of Company and Parent may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof. Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent or Merger Sub for any purpose.

5.12                        Tax Matters.

(a)                                 Parent, Merger Sub and Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)                                 Parent, Merger Sub and Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.13                        Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such expenses, whether or not the Merger is consummated (provided, however, that if the Merger is consummated, such fees and expenses will be paid by such Party out of its own cash on hand prior to the Effective Time).

ARTICLE 6

CONDITIONS TO THE MERGER

6.1                               Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and to consummate the transactions contemplated hereby will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby, will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger or any of the other transactions contemplated hereby illegal;

(b)                                 Stockholder Approvals. Each of the Company Written Consent and the Parent Written Consent shall have been obtained.

6.2                               Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Merger and to consummate the transactions contemplated hereby are also subject to the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of Company contained in this Agreement will be true and correct as of the date hereof and as of the Closing Date, with the same force and effect as if made as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which will remain true and correct as of such date), except for such failures to be true and correct as would not reasonably be expected to constitute a Company Material Adverse Effect; provided that, all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded. Parent will have received a certificate to such effect signed by an officer of Company.

(b)                                 Agreements and Covenants. Company will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent will have received a certificate to such effect signed by and officer of Company.

(c)                                  Company Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company having a Company Material Adverse Effect.

(d)                                 Other Deliveries. Parent shall have received (i) a certificate dated as of the Closing Date, duly executed by the Secretary of Company on behalf of Company, certifying as to (A) an attached copy of Company’s certificate of incorporation and stating that it has not been amended, modified, revoked or rescinded, (B) an attached copy of Company’s bylaws and stating that they have not been amended, modified, revoked or rescinded and (C) an attached copy of the resolutions of the board of directors of Company authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and stating that such resolutions have not been amended, modified, revoked or rescinded, (ii) a good standing certificate of Company from the Secretary of State of the State of Delaware, dated as of a date not more than five (5) Business Days prior to the Closing Date.

6.3                               Additional Conditions to Obligations of Company. The obligation of Company to effect the Merger and to consummate the other transactions contemplated hereby is also subject to the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement will be true and correct as of the date hereof and as of the Closing Date, with the same force and effect as if made as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which will remain true and correct as of such date), except for such failures to be true and correct as would not reasonably be expected to constitute a Parent Material Adverse Effect; provided that, all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded. Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

(b)                                 Agreements and Covenants. Parent and Merger Sub will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Company will have received a certificate to such effect signed by an officer of Parent.

(c)                                  Parent Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of any Acquiring Company having a Parent Material Adverse Effect.

(d)                                 Parent Board of Directors Resignation Letter. Company will have received a duly executed copy of a resignation letter from the sole member of the board of directors of Parent, effective as of the Effective Time.

(e)                                  Company Appointees. Each of Stephen DeFalco, Timothy Goodnow, Doug Roeder, Doug Prince, Ed Fiorentino, Justin Klein and Jim Barrett shall have been duly elected to the board of directors of Parent.

(f)                                   Conversion. Parent shall have converted to a Delaware corporation and amended and restated its certificate of incorporation in accordance with Section 1.4(c).

(g)                                  Share Repurchase. The Share Repurchase Agreement will be in full force and effect, and the parties thereto will be ready, willing and able to consummate the transactions contemplated thereby, effective immediately after the Effective Time.

(h)                                 Spin-Out. The Spin-Out Agreement will be in full force and effect, and the parties thereto will be ready, willing and able to consummate the transactions contemplated thereby, effective immediately after the Effective Time.

(i)                                     Line of Credit. The Line of Credit will be in full force and effect.

(j)                                    Other Deliveries. Company shall have received (i) a certificate dated as of the Closing Date, duly executed by the Secretary of Parent on behalf of Parent, certifying as to (A) an attached copy of Parent’s articles of incorporation, as amended, and stating that they have not been further amended, modified, revoked or rescinded, (B) an attached copy of Parent’s bylaws and stating that they have not been amended, modified, revoked or rescinded and (C) an attached copy of the resolutions of the board of directors of Parent authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and stating that such resolutions have not been amended, modified, revoked or rescinded, (ii) a good standing certificate of Parent from the Secretary of State of the State of Nevada, dated as of a date not more than five (5) Business Days prior to the Closing Date.

ARTICLE 7

TERMINATION

7.1                               Termination. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and Parent:

(a)                                 by mutual written consent of Company and Parent duly authorized by each of their respective boards of directors;

(b)                                 by either Parent (subject to Section 7.1(e)) or Company (subject to Section 7.1(d)) if the Merger has not been consummated by the close of business on the tenth (10th) Business Day after the date of this Agreement (provided that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose material breach of this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

(c)                                  by either Parent or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby;

(d)                                 by Parent if the Company Written Consent is not obtained by Company within five (5) hours following the execution of this Agreement and has not been obtained by the time that Parent delivers a written notice of termination pursuant to this Section 7.1(d);

(e)                                  by Company if the Parent Written Consent is not obtained by Parent within five (5) hours following the execution of this Agreement and has not been obtained by the time that Company delivers a written notice of termination pursuant to this Section 7.1(e);

(f)                                   by Parent upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Parent to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(f); or

(g)                                  by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub will have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Parent or Merger Sub, then this Agreement will not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Parent of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(g);

7.2                               Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will forthwith become void, except that Sections 5.3, 5.7 and 5.13, this Section 7.2 and Article 8 shall survive such termination; provided that nothing herein shall relieve Parent, Merger Sub or Company of any liability for any willful breach of this Agreement prior to the effective date of termination.

ARTICLE 8

GENERAL PROVISIONS

8.1                               Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (a) when delivered or sent if delivered in person, (b) on the third (3rd) Business Day after dispatch by registered certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained other than by an automatically-generated reply), in each case as follows:

(a)                                 If, prior to the Effective Time, to Parent or Merger Sub:

ASN Technologies, Inc.
10291 South 1300 East, #118
Sandy, UT 84094
Attn: Daniel Davis

With a copy to:

Joe Laxague, Esq.
Laxague Law, Inc.
1 East Liberty, Ste. 600
Reno, NV 89501

(b)                                 If to Company or, after the Effective Time, to Parent or the Surviving Corporation:

Senseonics, Incorporated
20451 Seneca Meadows Pkwy
Germantown, MD 20876
Attn: R. Don Elsey
E-Mail: Don.Elsey@senseonics.com

With a copy to:

Cooley LLP
One Freedom Square
11951 Freedom Drive, 15th Floor
Reston, VA 20190
Attn: Christian E. Plaza and Marc A. Samuel

8.2                               Amendment. This Agreement may be amended by a written instrument executed by Parent and Company pursuant to action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Written Consent or the Parent Written Consent, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval.

8.3                               Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.4                               Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.5                               Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

8.6                               Successors and Assigns. This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); and (d) the Company Stockholders. This Agreement will inure to the benefit of: (i) Company; (ii) Parent; (iii) Merger Sub; and (iv) the respective successors and assigns (if any) of the foregoing. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto.

8.7                               Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.5 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).

8.8                               Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.

8.9                               Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each party to this Agreement agree that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement: (a) such party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

8.10                        Governing Law; Venue; Waiver of Jury Trial.

(a)                                 This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)                                 Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the District of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)                                  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.11                        Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.11 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.12                        Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e, PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

8.13                        Cooperation. Each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.14                        Construction.

(a)                                 For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b)                                 The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)                                  The term “knowledge of Company”, and all variations thereof, will mean the actual knowledge of Timothy Goodnow and R. Don Elsey, after reasonable inquiry. The term “knowledge of Parent”, and all variations thereof, will mean the actual knowledge of Daniel Davis, Laura Magrone and Back Office Consultants, Inc., after reasonable inquiry.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above.

ASN TECHNOLOGIES, INC.

By:	/s/ Daniel Davis
Name:	Daniel Davis
Title:	President

SMSI MERGER SUB, INC.

By:	/s/ Daniel Davis
Name:	Daniel Davis
Title:	President

SENSEONICS, INCORPORATED

By:	/s/ Timothy Goodnow
Name:	Timothy Goodnow
Title:	President and CEO

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquiring Companies” mean Parent and Merger Sub.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Boston, Massachusetts are authorized or required by applicable Legal Requirements to close.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock of Company, par value $0.01.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to Parent on the date of this Agreement.

“Company IP Rights” mean all IP Rights owned solely or co-owned by Company or in which Company has any right, title or interest and which are used by Company in the ordinary course of its business.

“Company Material Adverse Effect” means any effect, change, event or circumstance that has a material adverse effect on: (a) the business, financial condition or results of operations of Company taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: effects resulting from (i) conditions generally affecting the industries in which Company participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Company taken as a whole; (ii) any failure by Company to meet internal projections (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (b) the ability of Company to consummate the transactions contemplated hereby.

“Company Option” means an option to purchase shares of Company Capital Stock.

“Company Option Plan” means Company’s Amended and Restated 1997 Stock Option Plan, as amended, and 2015 Equity Incentive Plan.

“Company Preferred Stock” means Company’s Preferred Stock, par value $0.01 per share (for the avoidance of doubt, including Company’s Series A Convertible Preferred Stock, Series B Convertible

Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock).

“Company Stockholders” mean the holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Company Warrant” means a warrant to purchase shares of Company Capital Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

“Encumbrance” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, equitable interest, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement or other similar restriction.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 2.0975.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“IP Rights” mean any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or formal investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

2

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Merger Sub Common Stock” means the Common Stock, $0.01 par value per share, of Merger Sub.

“Nevada Law” means the Nevada Corporations Code.

“Order” means any order, writ, injunction, judgment or decree of a Governmental Body.

“Parent Capital Stock” means Parent Common Stock.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to Company on the date of this Agreement.

“Parent IP Rights” mean all IP Rights owned solely or co-owned by Parent or in which Parent has any right, title or interest.

“Parent Material Adverse Effect” means any effect, change, event or circumstance that has a material adverse effect on: (a) the business, financial condition or results of operations of Parent taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: effects resulting from (i) conditions generally affecting the industries in which Parent participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent taken as a whole; (ii) any failure by Parent to meet internal projections (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (b) the ability of Parent to consummate the transactions contemplated hereby.

“Patent Rights” mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).

A party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or other representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

“SEC” means the Securities and Exchange Commission.

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“SEC Documents” mean each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since December 31, 2013, including all amendments thereto.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” and “Taxes” mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” mean all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement
“Acquisition Proposal”	Section 5.9
“Agreement”	Preamble
“Certificate of Merger”	Section 1.2
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Code”	Recitals
“Company”	Preamble
“Company Balance Sheet”	Section 2.4(a)
“Company Employee Plans”	Section 2.11(a)
“Company Financials”	Section 2.4(a)
“Company Permits”	Section 2.8(b)
“Company Requisite Vote”	Section 2.3(a)
“Company Stock Certificate”	Section 1.9
“Company Written Consent”	Recitals

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Defined Word	Section of Agreement
“Delaware Law”	Section 1.1
“Dissenting Shares”	Section 1.7
“Effective Time”	Section 1.2
“ERISA”	Section 2.11(a)
“ERISA Affiliate”	Section 2.11(a)
“GAAP”	Section 2.4(a)
“Information Statement”	Section 5.1(b)
“Insurance Policies”	Section 2.16
“Line of Credit”	Recitals
“Market Standoff Agreements”	Recitals
“Merger”	Recitals
“Merger Consideration”	Section 1.6(a)
“Merger Sub”	Preamble
“Parent”	Preamble
“Parent Common Stock”	Section 1.6(a)
“Parent Financials”	Section 3.5(c)
“Parent Permits”	Section 3.8(b)
“Parent Requisite Vote”	Section 3.3(a)
“Parent Preferred Stock”	Section 3.2(a)
“Parent Written Consent”	Recitals
“Party” or “Parties”	Preamble
“Pre-Closing Period”	Section 4.1
“Share Repurchase Agreement”	Recitals
“Specified Company Warrant”	Section 1.6(e)(3)
“Spin-Out Agreement”	Recitals
“Surviving Corporation”	Section 1.1

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